EXHIBIT 10.12
DATA SERVICES AGREEMENT
between
HMS BUSINESS SERVICES, INC.
and
ZAVATA, INC.
Dated June 4, 2007

TABLE OF CONTENTS

Article 1 DEFINITIONS AND CONSTRUCTION	1
1.01 Definitions	1
1.02 Incorporation and References	7
1.03 Headings	7
1.04 Interpretation of Documents	7
Article 2 TERM	7
2.01 Initial Term	7
2.02 Renewal and Extension	7
Article 3 DESIGNATED SERVICES	7
3.01 General	8
3.02 Reports	8
Article 4 OUT-OF-SCOPE SERVICES	8
4.01 Out-of-Scope Services	8
Article 5 CUSTOMER RESPONSIBILITIES	8
5.01 Customer Contract Managers	8
5.02 Use of Customer Facilities	9
Article 6 SERVICE LEVELS	9
6.01 Designated Service Levels	9
6.02 Out-of-Scope Service Levels	9
6.03 Adjustment of Service Levels	9
6.04 Root-Cause Analysis	9
6.05 Service Level Reporting	9
6.06 Measurement and Monitoring Tools	9
6.07 Performance Credits	10
6.08 Semi-Annual Status Meeting	10
6.09 Changes in Law	10
Article 7 SERVICE LOCATIONS	10
7.01 Service Locations	10
7.02 Safety and Security Procedures	11
7.03 Data Security	11
7.04 No Viruses	11

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7.05 Access to Premises	11
Article 8 VENDOR CONTRACT MANAGER AND SUBCONTRACTING	11
8.01 Vendor Contract Manager	11
8.02 Project Staff	12
8.03 Subcontractors	12
Article 9 MANAGEMENT AND CONTROL	12
9.01 Contract Managers	12
9.02 Change Control Procedures	12
Article 10 PROPRIETARY RIGHTS	13
10.01 Third Party Software	13
Article 11 DATA	13
11.01 Ownership of Customer Data	13
11.02 Return of Data	13
Article 12 LIMITATION OF LIABILITY	13
12.01 Disclaimer	13
12.02 Limitation	14
Article 13 DISASTER RECOVERY AND FORCE MAJEURE EVENTS	14
13.01 Disaster Recovery Plan	14
13.02 Force Majeure	14
13.03 Alternate Source	14
13.04 No Payment for Unperformed Services	15
13.05 Insurance	15
Article 14 PAYMENTS AND INVOICING	15
14.01 General	15
14.02 Designated Fees	15
14.03 Time of Payment	15
14.04 Adjustments to Fees	16
14.05 Unused Credits	16
14.06 Late Payments	16
Article 15 AUDITS	16
15.01 Services	16
15.02 Record Retention	16

15.03 Facilities	16
Article 16 CONFIDENTIALITY	16
16.01 General Obligations	16
16.02 Unauthorized Acts	17
Article 17 REPRESENTATIONS AND WARRANTIES	17
17.01 By Customer	17
17.02 By Vendor	18
17.03 DISCLAIMER	18
Article 18 ADDITIONAL COVENANTS	19
18.01 By Customer	19
18.02 By Vendor	19
Article 19 DISPUTE RESOLUTION	19
19.01 Contract Managers	19
19.02 Arbitration	19
Article 20 TERMINATION	20
20.01 Termination for Cause	20
20.02 Termination for Insolvency	20
20.03 Termination by Customer	20
Article 21 TERMINATION ASSISTANCE	21
Article 22 INDEMNITIES	21
22.01 Indemnity by Customer	21
22.02 Indemnity by Vendor	21
22.03 Indemnification Procedures	22
Article 23 MISCELLANEOUS PROVISIONS	22
23.01 Assignment	22
23.02 Notices	23
23.03 Counterparts	24
23.04 Relationship	24
23.05 Consents, Approvals and Requests	24
23.06 Severability	24
23.07 Waivers	24
23.08 Remedies Cumulative	24

23.09 Entire Agreement	24
23.10 Amendments	24
23.11 Survival	24
23.12 Third Party Beneficiaries	24
23.13 Governing Law	25
23.14 Sole and Exclusive Venue	25
23.15 Waiver of Jury Trial	25
23.16 Covenant of Further Assurances	25
23.17 Negotiated Terms	25
23.18 Export	25
23.19 Conflict of Interest	25
23.20 Publicity	25

TABLE OF EXHIBITS

Exhibit 1	Statement of Work
Exhibit 2	Third Party Software
Exhibit 3	Service Location
Exhibit 4	Designated Fees
Exhibit 5	Service Levels and Performance Credits
Exhibit 6	In Scope Maximums
Exhibit 7	Hourly Rate Schedule
Exhibit 8	Reports
Exhibit 9	Data Safeguards
Exhibit 10	Change Control Procedures
Exhibit 11	Disaster Recovery Transition Procedures
Exhibit 12	Business Associates Agreement

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          This DATA SERVICES AGREEMENT, dated July 31, 2007 (the “Effective Date”), is between HMS Business Services, Inc. (“Vendor”), Zavata, Inc. and its wholly owned subsidiary Accordis, Inc. (collectively referred to as the “Customer”).
W I T N E S S E T H:
               WHEREAS, Vendor desires to provide to Customer, and Customer desires to obtain from Vendor, the data processing, data storage and data management services and related services described in this Agreement on the terms and conditions set forth in this Agreement.
          NOW, THEREFORE, for and in consideration of the agreements set forth below, Customer and Vendor agree as follows:
ARTICLE 1 DEFINITIONS AND CONSTRUCTION.
          1.01 Definitions. The following defined terms used in this Agreement shall have the meanings specified below:
“AccessLine” shall mean a series of Customer-licensed, proprietary batch and online CICS programs used to manage the Customer’s business.
“AccessLine Accounts” shall mean the active accounts of responsible parties or patients of clients of Customer’s AccessLine business that constitute active accounts in AccessLine.
“Affiliate” shall mean, as to any entity, any other entity that, directly or indirectly, Controls, is Controlled by or is under common Control with such entity.
“Agreement” shall mean this Data Services Agreement between Customer and Vendor.
“Change(s)” shall mean any change to the Services, the Software used to provide the Services or the Machines used to provide the Services that would materially alter the functionality, performance standards or technical environment of the Software used to provide the Services or the Machines used to provide the Services, the manner in which the Services are provided, the composition of the Services or the cost to Customer of the Services. Software patches and upgrades provided by the third party Software vendors listed on Exhibit 2 shall not be deemed Changes unless the implementation requires material modification of the Machines. Phase-out or complete termination of Standard Processing shall not be deemed Changes.
“Change Control Procedures” shall mean the written description of the procedures used to control Changes made under this Agreement set forth in Exhibit 10.
“Change in Control” shall mean the (1) consolidation or merger of a Party with or into any entity (other than the consolidation or merger of a Party with an Affiliate of such Party in which such Party is the surviving entity of such consolidation or merger), (2) sale, transfer or other disposition of all or substantially all of the assets of a Party or (3) acquisition by any entity, or group of entities acting in concert, of beneficial ownership of 20 percent or more (or such lesser percentage that constitutes Control) of the outstanding voting securities or other ownership interests of a Party.
“Confidential Information” of Customer or Vendor shall mean all information and documentation of Customer and Vendor, respectively, whether disclosed to or accessed by Customer or Vendor in connection with this Agreement, including (1) with respect to Customer, all Customer Data and all information of Customer or its customers, suppliers, contractors and other third parties doing business with Customer, (2) with respect to Vendor, the Third Party Software, (3) with respect to Customer and Vendor, the terms of this Agreement and (4) any information developed by reference to or use of Customer’s or Vendor’s information; provided, however, that except to the extent otherwise provided by Law, the term “Confidential Information” shall not include information that (a) is independently developed by the recipient, as demonstrated by the recipient’s written records, without violating the disclosing Party’s proprietary rights, (b) is or becomes publicly known (other than through unauthorized disclosure), (c) is already known by the recipient at the time of disclosure, as demonstrated by the recipient’s written records, and the recipient has no obligation of confidentiality other than pursuant to this Agreement or any confidentiality agreements between Customer and Vendor entered into prior to the Effective Date or (d) is rightfully received by a Party free of any obligation of confidentiality. Notwithstanding anything to the contrary set forth above, any and all information provided by or owned by Customer that could be used to identify individual patients, providers, or third party payors, shall be deemed Confidential Information of Customer, regardless of the form or format of such information.
“Contract Managers” shall mean the Customer Contract Managers and the Vendor Contract Manager, collectively.
“Contract Year” shall mean each 12-month period commencing, in the case of the first Contract Year, on the Effective Date and thereafter upon the completion of the immediately preceding Contract Year.
“Control” shall mean, with respect to any entity, the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such entity, whether through the ownership of voting securities (or other ownership interest), by contract or otherwise.
“Customer” shall mean Zavata, Inc., Accordis Holding Corp., its wholly-owned subsidiary Accordis, Inc. Accordis’ wholly-owned subsidiary HRM and any other subsidiaries or Affiliates of Zavata, Inc. and any other Affiliates of Zavata, Inc. as may be approved by Vendor in writing, which approval will not be unreasonably withheld.
“Customer Agents” shall mean the agents, subcontractors and representatives of Customer, other than Vendor and Vendor Agents, subject to the confidentiality restrictions of this Agreement.

“Customer Consents” shall mean all licenses, consents, permits, approvals and authorizations that are necessary to allow Vendor and Vendor Agents to use (1) Customer’s owned assets and (2) the services provided for the benefit of Customer under Customer’s third party services contracts.
“Customer Contract Manager” shall mean Richard Lipack or his successor as designated by Customer.
“Customer Data” shall mean all data and information (including the data library and catalogue) (1) submitted to Vendor or Vendor Agents by or on behalf of Customer, (2) obtained, developed or produced by Vendor or Vendor Agents in connection with this Agreement or (3) to which Vendor or Vendor Agents have access in connection with the provision of the Services. Without limiting the generality of the foregoing, and for the avoidance of doubt, any and all data and information provided by or owned by Customer that could be used to identify individual patients, providers, or third party payors, shall be deemed Customer Data, regardless of the form or format of such information.
“Customer Designated Executives” shall mean Richard Lipack or his successor as designated by Customer.
“Customer Service Locations” shall mean any Customer service location set forth in Exhibit 3 and any other service location owned or leased by Customer for which Vendor has received Customer’s approval in accordance with Section 7.01.
“Data Safeguards” shall mean the data safeguards set forth on Exhibit 9 hereto.
“Designated Executives” shall mean the Customer Designated Executives and the Vendor Designated Executive, collectively.
“Designated Fees” shall mean the fees for the Designated Services set forth in Exhibit 4.
“Designated Service Levels” shall mean the service levels and standards for the performance of the Designated Services as described in Exhibit 5.
“Designated Services” shall have the meaning set forth in Section 3.01.
“DRP” shall have the meaning set forth in Section 13.01.
“Effective Date” shall have the meaning set forth in the introductory paragraph hereto.
“Fees” shall mean the Designated Fees and any other amounts payable by Customer to Vendor pursuant to this Agreement.
“Force Majeure Event” shall have the meaning set forth in Section 13.02.
“Governmental Approvals” shall mean all licenses, consents, permits, approvals and authorizations of any Governmental Authority, or any notice to any Governmental

Authority, the granting of which is required by Law, including Regulations, for the consummation of the transactions contemplated by this Agreement.
“Governmental Authority” shall mean any federal, state, municipal, local, territorial, or other governmental department, regulatory authority, judicial or administrative body, whether domestic, international or foreign.
“HMS” shall mean Health Management Systems Inc., a corporation organized under the Law of New York
“Indemnified Party” shall have the meaning set forth in Section 22.03.
“Indemnifying Party” shall have the meaning set forth in Section 22.03.
“Initial Agreement Expiration Date” shall mean the fourth anniversary of the Effective Date.
“Initial Term” shall have the meaning set forth in Section 2.01.
“Law” shall mean any declaration, decree, directive, legislative enactment, order, ordinance, Regulations, rule or other binding restriction of or by any Governmental Authority, including, without limitation and for the avoidance of doubt, the Health Insurance Portability and Accountability Act of 1996 (HIPAA).
“Losses” shall mean any and all damages, fines, penalties, deficiencies, losses, liabilities (including settlements and judgments) and expenses (including interest, court costs, reasonable fees and expenses of attorneys, accountants and other experts and professionals or other reasonable fees and expenses of litigation or other proceedings or of any claim, default or assessment).
“Machines” shall mean computers and related equipment, including central processing units and other processors, wireless and wired networks, controllers, modems, communications and telecommunications equipment (data and video), cables, storage devices, printers, terminals, cartridge and tape drive readers, other peripherals and input and output devices, and other tangible mechanical and electronic equipment intended for the processing, input, output, storage, manipulation, communication, transmission and retrieval of information and data.
“Out-of-Scope Service(s)” shall mean any service, product, Machine, or Software that is outside the scope of the Designated Services.
“Out-of-Scope Service Level(s)” shall mean any service level established by Vendor and Customer in connection with an Out-of-Scope Service.
“Parties” shall mean Customer and Vendor, collectively.
“Party” shall mean either Customer or Vendor, as the case may be.

“Performance Credits” shall mean the performance credits set forth in Exhibit 5.
“RCR Clients” shall mean the Customer clients that require Standard Processing.
“Related Documentation” shall mean, with respect to Software and Tools, all materials, documentation, specifications, technical manuals, user manuals, flow diagrams, file descriptions and other written information that describes the function and use of such Software or Tools, as applicable.
“Service Levels” shall mean the Designated Service Levels and the Out-of-Scope Service Levels, collectively.
“Service Locations” shall mean any Customer Service Location or Vendor Service Location, as applicable.
“Services” shall mean the Designated Services, the Out-of-Scope Services being provided by Vendor pursuant to this Agreement and the Termination Assistance Services, collectively.
“Software” shall mean the source code and object code versions of any applications programs, operating system software, computer software languages, utilities, other computer programs and Related Documentation, in whatever form or media, including the tangible media upon which such applications programs, operating system software, computer software languages, utilities, other computer programs and Related Documentation are recorded or printed, together with all corrections, improvements, updates and releases thereof.
“Standard Processing” shall mean a series of Customer-owned proprietary batch programs used to manage the Customer RCR product line.
“Systems” shall mean the Software and the Machines, collectively, used to provide the Services.
“Term” shall mean the Initial Term and any renewal or extension of the Initial Term.
“Termination Assistance Period” shall mean a period of time designated by Customer, commencing no earlier than 90 days prior to the Initial Agreement Expiration Date and ending upon expiration of the Initial Agreement Expiration Date, during which Vendor shall provide the Termination Assistance Services.
“Termination Assistance Services” shall mean (1) the Services to the extent Customer requests such Services during the Termination Assistance Period, (2) Vendor’s cooperation with Customer or another service provider designated by Customer in the transfer of the Services to Customer or such other service provider in order to facilitate the transfer of the Services to Customer or such other service provider and (3) any Out-of-Scope Services requested by Customer in order to facilitate the transfer of the Services to Customer or another service provider designated by Customer.

“Third Party Software” shall mean the third party Software and Related Documentation licensed, leased or otherwise obtained by Vendor that is used in connection with the Services or with any Third Party Software as set forth in Exhibit 2.
“Tools” shall mean any Software development and performance testing tools, know-how, methodologies, processes, technologies or algorithms and Related Documentation used by Vendor in providing the Services, and based upon trade secrets or software, documentation or other proprietary information owned or licensed by Vendor.
“Total In Scope AccessLine Accounts” shall mean the number of AccessLine Accounts allowed under the Designated Services as outlined in Exhibit 6, In Scope Maximums. For the avoidance of doubt, only active AccessLine Accounts shall be counted in the Total In Scope AccessLine Accounts.
“Total In Scope RCR Clients” shall mean the number of RCR Clients that are allowed under the Designated Services as RCR Clients requiring Standard Processing as outlined in Exhibit 6, In Scope Maximums.
“Use” shall mean the right to access, load, execute, store, transmit, display, copy, maintain, modify, enhance, create derivative works, make and have made.
“Vendor” shall mean HMS Business Services, a corporation organized under the Law of New York.
“Vendor Agents” shall mean the agents, subcontractors and representatives of Vendor.
“Vendor Consents” shall mean all licenses, consents, permits, approvals and authorizations that are necessary to allow (1) Customer and Customer Agents to use (a) the Third Party Software and (b) assets owned or leased by Vendor for the provisions of the Services; and (2) Vendor and Vendor Agents to use any third party services retained by Vendor to provide the Services during the Term and the Termination Assistance Period.
“Vendor Contract Manager” shall mean Joseph Joy or his successor.
“Vendor Designated Executive” shall mean Bill Lucia, or his successor.
“Vendor Machines” shall mean those Machines leased or owned by Vendor or Vendor Agents that are used by Vendor or Vendor Agents to provide the Services.
“Vendor Service Location(s)” shall mean any Vendor service location set forth in Exhibit 3 and any other service location approved by Customer pursuant to Section 7.01.
“Virus” shall mean (i) any software virus, worm, Trojan horse, trap door, time bomb, spyware, or other program code, programming instruction or set of instructions intentionally constructed by third parties having the capability to damage, interfere with or otherwise adversely affect the operation or security of computer programs, data files, operations, telecommunications or Services; or other code typically designed to be a virus.

or (ii) any copies of Grokster, Kazaa, Morpheus, Napster, Aimster or other peer-to-peer software commonly used for downloading or sharing unlicensed media files.
“Zavata” shall mean Zavata, Inc., a corporation organized under the law of Delaware.
          1.02 Incorporation and References. In this Agreement and the Exhibits to this Agreement:
(1)	the Exhibits to this Agreement shall be incorporated into and deemed part of this Agreement and all references to this Agreement shall include the Exhibits to this Agreement;

(2)	references to an Exhibit, Section or Article shall be to such Exhibit, Section or Article of this Agreement, unless otherwise provided;

(3)	references to any Law shall mean references to such Law in changed or supplemented form or to a newly adopted Law replacing a previous Law; and

(4)	references to and mentions of the word “including” or the phrase “e.g.” shall mean “including, without limitation.”
          1.03 Headings. The Article and Section headings, Table of Contents and Table of Exhibits are for reference and convenience only and shall not be considered in the interpretation of this Agreement.
          1.04 Interpretation of Documents. Except as otherwise expressly set forth in the body of this Agreement or in any of the Exhibits, in the event of a conflict between the provisions in the body of this Agreement and the Exhibits, the provisions in the body of this Agreement shall prevail.
ARTICLE 2 TERM.
          2.01 Initial Term. The initial term of this Agreement shall commence on the Effective Date and continue until 23:59 (Eastern Standard Time) on the Initial Agreement Expiration Date, or such other date upon which this Agreement may be terminated in accordance with its terms (the “Initial Term”).
          2.02 Renewal and Extension. Unless this Agreement is terminated earlier pursuant to the terms hereof, Customer shall notify Vendor at least 180 days prior to the Initial Agreement Expiration Date as to whether Customer desires to renew this Agreement. If Customer provides Vendor with notice that it desires to renew this Agreement and the Parties have not agreed on the terms and conditions applicable to the renewal of this Agreement 90 days prior to the Initial Agreement Expiration Date, then the term of this Agreement shall expire on the Initial Agreement Expiration Date.
ARTICLE 3 DESIGNATED SERVICES.

          3.01 General. Commencing on the Effective Date and continuing throughout the Term, Vendor shall be responsible for providing to Customer the services, functions and responsibilities described in this Agreement (including the services, functions, responsibilities and projects described in the Statement of Work set forth as Exhibit 1) (the “Designated Services”).
          3.02 Reports. Vendor shall provide to Customer, utilization and status reports currently being produced by HMS prior to the Effective Date, set forth in Exhibit 8, and such other reports necessary or appropriate to enable Customer to review and analyze the provision of the Services and the accuracy of the Fees charged by Vendor.
ARTICLE 4 OUT-OF-SCOPE SERVICES.
          4.01 Out-of-Scope Services. During the Term and Termination Assistance Period, Customer may request Vendor to perform an Out-of-Scope Service. Upon receipt of a written request setting forth a description of the services from Customer, Vendor shall provide Customer with a written proposal in respect of such Out-of-Scope Service, which proposal shall include:
(1)	a description of the services, functions and responsibilities Vendor anticipates performing in connection with such Out-of-Scope Service;

(2)	a schedule for commencing and completing such Out-of-Scope Service;

(3)	Vendor’s prospective fees for such Out-of-Scope Service, including a detailed breakdown of such fees, based upon the hourly time and material rates set forth in Exhibit 7, Hourly Rate Schedule;

(4)	when appropriate, a description of any new Software or Machines to be provided by Vendor in connection with such Out-of-Scope Service;

(5)	when appropriate, the Software and Machines and run-time requirements necessary to develop and operate any new Software;

(6)	a description of the human resources necessary to provide the Out-of-Scope Service;

(7)	when appropriate, acceptance test criteria and procedures for any new Software or any products, packages or services; and

(8)	the hourly time and material rates are outlined in Exhibit 7, Hourly Rate Schedule:
Vendor shall not begin performing any Out-of-Scope Service until Customer Contract Manager has provided Vendor with written authorization to perform such Out-of-Scope Service.
ARTICLE 5 CUSTOMER RESPONSIBILITIES.
          5.01 Customer Contract Manager. The Customer Contract Manager shall serve as the primary Customer representative under this Agreement. The Customer Contract Manager shall

(1) have overall responsibility for managing and coordinating the performance of Customer’s obligations under this Agreement and (2) be authorized to act for and on behalf of Customer with respect to all matters relating to this Agreement. Notwithstanding the foregoing, the Customer Contract Manager may, upon notice to Vendor, delegate such of his or her responsibilities to other Customer employees, as the Customer Contract Manager deems appropriate.
          5.02 Use of Customer Facilities. Upon Vendor’s request, Customer shall grant Vendor access to and appropriate working space in the Customer Service Locations as reasonably necessary for the sole and exclusive purpose of the Vendor providing the Services. Vendor shall provide to the Customer Contract Manager a list of the names of the personnel of Vendor or of authorized Vendor subcontractors to be granted such access on the date hereof and as necessary thereafter specifying the Customer Service Location(s) to which each such person is to be admitted. All such personnel of Vendor or authorized subcontractors shall bear valid identification to enter any Customer Service Location.
ARTICLE 6 SERVICE LEVELS.
          6.01 Designated Service Levels. Vendor shall perform the Designated Services in accordance with the Designated Service Levels and in accordance with Exhibit 5.
          6.02 Out-of-Scope Service Levels. Vendor shall provide the Out-of-Scope Services at least at the Out-of-Scope Service Levels applicable to such Out-of-Scope Services.
          6.03 Adjustment of Service Levels. The Contract Managers (1) shall review the Service Levels for the preceding 12 months during the last calendar quarter of every Contract Year, (2) with respect to any Service Level subject to periodic adjustment pursuant to an express provision of this Agreement, if such Service Level is no longer appropriate because of an increase, decrease or change to the needs of Customer or the scale or nature of the Services, shall negotiate in good faith and reach mutual agreement on adjustment of the Service Levels for the subsequent Contract Year and, (3) with respect to all other Service Levels, may by mutual agreement adjust the Service Levels for the subsequent Contract Year. In addition, either Party may, at any time upon notice to the other Party, initiate negotiations to review and, upon agreement by the Contract Managers, adjust any Service Level which such Party in good faith believes is inappropriate at the time.
          6.04 Root-Cause Analysis. In the event Vendor fails to achieve any Service Level, Vendor shall, as soon as reasonably practicable, (1) perform a root-cause analysis to identify the cause of such failure, (2) provide Customer with a report detailing the cause of, and procedure for correcting, such failure, (3) upon Customer’s approval of such procedure, implement such procedure and (4) provide Customer with assurance satisfactory to Customer that such failure will not recur following the completion of the implementation of the procedure.
          6.05 Service Level Reporting. Vendor shall measure and report its performance against the Service Levels and meet with Customer at least once every month during the Term, or more frequently if requested by Customer, to review Customer’s actual performance against the Service Levels and discuss any remedial action necessary or appropriate to correct any deficiencies.
          6.06 Measurement and Monitoring Tools. As of the Effective Date, Vendor shall use existing measurement and monitoring Tools and procedures required to measure and report (as contemplated by Section 7.05) Vendor’s performance of the Services against the applicable Service Levels. Such measurement and monitoring and procedures shall (1) permit reporting at a level of detail sufficient to verify compliance with the Service Levels and (2) be subject to audit by Customer or Customer Agents. Vendor shall provide Customer and its designees with information concerning access to such measurement and monitoring Tools and procedures upon request, for inspection and verification purposes.
          6.07 Performance Credits. In the event of a failure to provide the Services in accordance with the applicable Service Levels, Vendor shall incur the Performance Credits identified in and according to the schedule set forth in Exhibit 5.
          6.08 Semi-Annual Status Meeting.
When requested by either party, the Designated Executives and Contract Managers of each Party shall meet semi-annually to discuss the Services and the administration of this Agreement.
          6.09 Changes in Law. The Parties acknowledge that the business of Zavata and HMS is conducted in a regulated environment subject to changes in Laws and the maintenance of Governmental Approvals. If either Party is aware of or believes that such a change or reinterpretation of Law has occurred, or that a Governmental Approval or a filing with a Governmental Authority is required, must be sought or submitted anew or modified (collectively, a “Change in Law”), within a reasonable period of time thereafter that Party shall provide written notice to the other Party of such Change in Law, and the Parties shall commence negotiations regarding proposed amendments to the Agreement or changes to the Services that will bring the Agreement into compliance with the Law or Governmental Approvals, and each Party shall negotiate such potential changes in good faith in an effort to obtain such compliance. If the parties cannot agree in good faith upon such modifications to the Agreement or the Services, then (a) Customer shall initiate the Change Control Procedures by submitting a Change Request setting forth the reasonable minimum number of changes to the Services necessitated, in the good faith assessment of Customer, by the Change in Law, and (b) Vendor shall respond to such Change Request by setting forth, inter alia, its good faith assessment of the minimum changes to the Services necessitated by such Change Request and reflecting a change in the fees hereunder based solely on Vendor’s good faith assessment of the incremental work required of Vendor to implement such Change Request. Customer may accept such proposal of Vendor, but if Customer declines to accept such proposal, Customer may terminate this Agreement within 90 days.
ARTICLE 7 SERVICE LOCATIONS.
          7.01 Service Locations. The Services shall be provided to Customer from (1) the Service Locations and (2) any other location for which Vendor has received Customer’s approval, such approval shall not be reasonably withheld. Unless otherwise agreed by the Parties, if Customer elects to move any Customer Service Location, then Customer shall bear any incremental expenses of Vendor incurred as a result of such relocation; provided, however, that Vendor shall bear any incremental expenses of Vendor incurred as a result of a relocation of the 401 Park Avenue South Customer Service Location identified in Part B of Exhibit 3, Service Locations. Unless otherwise agreed by the Parties, if Vendor elects to move any Vendor Service Location it may do so at will, but Vendor shall bear any incremental expenses of Customer incurred as a result of such relocation.
          7.02 Safety and Security Procedures. Vendor shall maintain and enforce its current safety and security procedures at the Service Locations.
          7.03 Data Security. Vendor shall store all Customer Data in accordance with the Data Safeguards. In the event Vendor intends to implement a change to the Data Safeguards, Vendor shall notify Customer and, upon Customer’s approval, implement such change. In the event Vendor or Vendor Agents discovers or is notified of a breach or potential breach of security relating to Customer Data, Vendor shall immediately (1) notify the Customer Contract Managers of such breach or potential breach and, (2) if the applicable Customer Data was in the possession of Vendor or Vendor Agents at the time of such breach or potential breach, Vendor shall (a) investigate and mitigate the effects of the breach or potential breach and (b) provide Customer with assurance satisfactory to Customer that such breach or potential breach will not recur.
          7.04 No Viruses. Each Party covenants to the other Party that such Party shall use commercially reasonable efforts to ensure that there are no Viruses or similar malicious coding in any software provided or used by such Party in connection with the Services. Vendor agrees that, if a Virus is found to have been introduced into such software from any source, Vendor shall use commercially reasonable efforts to eliminate the Virus, at Vendor’s expense if such Virus was introduced into its systems, intentionally or not, by Vendor or any of its employees or subcontractors.
          7.05 Access to Premises. During the Term and any Termination Period, Vendor shall provide the Customer Access Manager with reasonable access to the physical premises of the Vendor Service Locations. The purposes for which such access may be requested shall include third party tours of the premises for marketing of the services of Customer. Reasonable security and safety requirements of Vendor will be observed by Customer at all times while on Vendor’s premises.
ARTICLE 8 VENDOR CONTRACT MANAGER AND SUBCONTRACTING.
          8.01 Vendor Contract Manager. The Vendor Contract Manager shall serve as the primary Vendor representative under this Agreement. Vendor’s appointment of any Vendor Contract Manager shall be subject to Customer’s prior approval. The Vendor Contract Manager shall (1) have overall responsibility for managing and coordinating the performance of Vendor’s obligations under this Agreement and (2) be authorized to act for and on behalf of Vendor with respect to all matters relating to this Agreement. Vendor shall not replace or reassign the Vendor Contract Manager for one year from the Effective Date, unless Customer consents to such reassignment or replacement or such individual (i) voluntarily resigns from Vendor, (ii) is dismissed by Vendor for misconduct (e.g., fraud, drug abuse, theft), (iii) fails to perform his or her duties and responsibilities pursuant to this Agreement or (iv) dies or is unable to work due to his or her disability. Notwithstanding the foregoing, the Vendor Contract Manager may, upon notice to Customer, delegate such of his or her responsibilities to other Vendor employees, as the Vendor

Contract Manager deems appropriate, provided that the Vendor Contract Manager shall retain ultimate authority as Vendor representative.
          8.02 Project Staff. Vendor shall appoint to the project staff individuals with suitable training and skills to perform the Services.
          8.03 Subcontractors. With respect to subcontracting, Customer and Vendor agree that:
(1)	Vendor shall not subcontract any of its duties under this Agreement without the prior written authorization of Customer, such consent not to be unreasonably withheld, conditioned or delayed;

(2)	no subcontracting shall release Vendor from its responsibility for its obligations under this Agreement. Vendor shall be responsible for the work and activities of each of the Vendor Agents, including compliance with the terms of this Agreement. Vendor shall be responsible for all payments to its subcontractors; and

(2)	Vendor shall promptly pay for all services, materials, equipment and labor used by Vendor in providing the Services.

(3)	All subcontractors shall agree in writing to be subject to the Confidentiality provisions of this Agreement.
ARTICLE 9 MANAGEMENT AND CONTROL.
          9.01 Contract Managers. Customer Contract Managers shall maintain a written log of problems regarding the provision of the Services and Service Levels and Customer Contract Managers shall send a copy of such written log to the Vendor Contract Manager each week. At the request of either party, the Contract Managers shall meet in person or by video conference during the Term to discuss (1) Customer’s current and anticipated needs for the Services and (2) disagreements regarding the provision of the Services and Service Levels as described in the Customer Contract Manager’s written log.
          9.02 Change Control Procedures. (1) The Change Control Procedures are set forth in Exhibit 10.

ARTICLE 10 PROPRIETARY RIGHTS.
          10.01 Third Party Software. Vendor represents and warrants to Customer that it has the right and authority to Use the Third Party Software to perform the Services and otherwise to comply with the terms and conditions of this Agreement. Vendor hereby grants to Customer, during the Term and Termination Assistance Period, a non-exclusive, non-transferable, limited license to Use, sublicense, and permit Customer Agents to Use, solely in connection providing goods or services to, or purchasing goods or services from, Customer, the Third Party Software. Upon Customer’s request, Vendor shall provide Customer with a list of all Third Party Software being used to provide the Services as of the date of such request. Customer shall have the right to request additional Third Party Software, it being understood that any such additional software would be provided at Customer’s expense for fees and transaction costs of Vendor. Vendor will supply a cost estimate to Vendor Contract Manager for approval prior to any new Third Party Software is provided.
ARTICLE 11 DATA.
          11.01 Ownership of Customer Data. All Customer Data is, or will be, and shall remain the property of Customer. Without Customer’s approval (in its sole discretion), the Customer Data shall not (1) be used by Vendor or Vendor Agents other than in connection with providing the Services, (2) be disclosed, sold, assigned, leased or otherwise provided to third parties by Vendor or Vendor Agents or (3) be commercially exploited by or on behalf of Vendor or Vendor Agents. Vendor hereby irrevocably assigns, transfers and conveys, and shall cause Vendor Agents to assign, transfer and convey, to Customer without further consideration all of its and their right, title and interest in and to the Customer Data. Upon request by Customer, Vendor shall execute and deliver, and shall cause Vendor Agents to execute and deliver, any financing statements or other documents that may be necessary or desirable under any Law to preserve, or enable Customer to enforce, its rights with respect to the Customer Data.
          11.02 Return of Data. Upon Customer’s request at any time during the Term, and upon expiration or termination of this Agreement, Vendor shall (1) promptly return to Customer, all or any part of Customer Data and (2) erase or destroy all or any part of Customer Data in Vendor’s possession or under its control, in each case, to the extent requested by Customer.
ARTICLE 12 LIMITATION OF LIABILITY
          12.01 Disclaimer. UNDER NO CIRCUMSTANCES WILL EITHER PARTY, ITS AFFILIATES, LICENSORS OR SUBCONTRACTORS BE RESPONSIBLE OR LIABLE FOR ANY INCIDENTAL, CONSEQUENTIAL, PUNITIVE, SPECIAL OR OTHER INDIRECT DAMAGES, INCLUDING (1) SUCH DAMAGES RESULTING FROM LOSS OF USE OR LOSS OF DATA, (2) LOSS OF PROFITS OR LOSS OF BUSINESS ARISING OUT OF OR IN CONNECTION WITH THE SERVICES OR ANY OTHER OBLIGATIONS OF EITHER PARTY RELATING TO THIS AGREEMENT, IN EACH CASE WHETHER OR NOT SUCH PARTY, ITS AFFILIATES, LICENSORS OR SUBCONTRACTORS HAVE BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

          12.02 Limitation. Vendor’s aggregate liability, whether in contract, tort, or otherwise, arising out of or in connection with the Services or this Agreement at any time shall not exceed the amount of Designated Fees paid or payable to Vendor for the then-current twelve (12) months of Services hereunder. Customer’s aggregate liability, whether in contract, tort, or otherwise, arising out of or in connect with this Agreement shall not exceed the amount due and payable hereunder for Services actually rendered.
ARTICLE 13 DISASTER RECOVERY AND FORCE MAJEURE EVENTS.
          13.01 Disaster Recovery Plan. At Vendor’s expense, Vendor shall maintain a third-party disaster recovery agreement (the “DRP”) with a service provider (the “Disaster Recovery Vendor”) that encompasses maintenance of a backup data center for emergency replacement of the Services. As part of the Services hereunder, Vendor shall maintain the DRP in force, shall supervise the preparations of the Disaster Recovery Vendor pursuant to the DRP, and shall perform the Services using the Disaster Recovery Vendor and its data center and other facilities immediately upon any occurrence prompting such use. Vendor shall notify the Customer Contract Managers immediately upon the occurrence of a disaster or Force Majeure Event that prevents or will prevent a Vendor Service Location from being available for more than 24 hours. In such event, upon the reasonable request of Customer, Vendor shall implement the disaster recovery transition procedures set forth in Exhibit 11.
          13.02 Force Majeure. If and to the extent that a Party’s performance of any of its obligations pursuant to this Agreement is prevented, hindered or delayed by fire, flood, earthquake, elements of nature or acts of God, acts of war, terrorism, riots, civil disorders, rebellions or revolutions, or any other similar cause beyond the reasonable control of such Party (each, a “Force Majeure Event”), and such non-performance, hindrance or delay could not have been prevented by reasonable precautions, then the non-performing, hindered or delayed Party shall be excused for such non-performance, hindrance or delay, as applicable, of those obligations affected by the Force Majeure Event for as long as such Force Majeure Event continues and such Party continues to use its best efforts to recommence performance whenever and to whatever extent possible without delay, including through the use of alternate sources, workaround plans or other means. The Party whose performance is prevented, hindered or delayed by a Force Majeure Event shall immediately notify the other Party of the occurrence of the Force Majeure Event and describe in reasonable detail the nature of the Force Majeure Event. The occurrence of a Force Majeure Event does not excuse, limit or otherwise affect Vendor’s obligation to use best efforts to provide normal recovery procedures or other obligations described in Section 13.01 or Exhibit 11.
          13.03 Alternate Source.
(1)	In the event of a disaster or a Force Majeure Event, Customer may procure the Services from an alternate source.

(2)	Customer shall consider in good faith any proposal made by Vendor regarding an alternate source provider, provided that the alternate source provider proposed by Vendor is capable of providing the Services at the Service Levels.

(3)	If a disaster or Force Majeure Event continues to prevent, hinder or delay the performance of the Services by Vendor for more than 60 days either Party may terminate this Agreement without regard to Section 22.02, as of the date specified by either Party in its termination notice to the other Party.
          13.04 No Payment for Unperformed Services. Except as provided in Section 13.02, nothing in this Article shall limit Customer’s obligation to pay any Fees; provided, however, that if Vendor fails to provide the Services in accordance with this Agreement due to the occurrence of a Force Majeure Event or disaster the Fees shall be adjusted in a manner such that Customer is not responsible for the payment of any Fees for those Services that Vendor fails to provide.
          13.05. Insurance. During the Term and Termination Period, Vendor shall at all times keep and maintain at least the following insurance coverages and limits of liability:
          (1) Commercial General Liability including coverage for (a) premises/operations, (b) independent contractors, (c) products/completed operations, (d) personal and advertising injury, (e) contractual liability, and (f) explosion, collapse and underground hazards, with combined single limit of not less than $1,000,000 each occurrence or its equivalent;
          (2) Worker’s Compensation in amounts required by applicable law and Employer’s Liability with a limit of at least $1,000,000 each accident;
          (3) Automobile Liability including coverage for owned/leased, non-owned or hired automobiles with combined single limit of not less than $1,000,000 each accident;
          (4) General Commercial Liability for death or personal injury and damage to tangible personal property with limits of not less than $1,000,000 per occurrence; and
          (5) Errors and Omissions Coverage with a limit of at least $1,000,000 each occurrence.
          Such insurance coverages or limits of liability shall not be changed unless at least thirty (30) days’ notice is given to Customer. If requested by Customer, Vendor shall deliver a Certificate of Insurance evidencing such coverages and limits of liability.
ARTICLE 14 PAYMENTS AND INVOICING.
          14.01 General. In consideration of Vendor providing the Designated Services, Customer shall pay to Vendor the Designated Fees in accordance with Section 14.02. Except as expressly set forth in this Agreement, there shall be no charges or fees due from Customer, or payable to Vendor, in respect of Vendor’s performance of its obligations pursuant to this Agreement.
          14.02 Designated Fees. Vendor shall submit invoices to Customer for the Designated Services monthly in arrears on the terms of net 30 days.
          14.03 Time of Payment. Any sum due to Vendor pursuant to this Agreement for Services other than Designated Services, unless payment terms are otherwise specified expressly herein, shall be due and payable 30 days after receipt by Customer of an invoice from Vendor following performance of such Services.
          14.04 Adjustments to Fees. Except for changes to the Fees due to the inclusion of Out-of-Scope Services, exceeding maximums in Exhibit 6, In Scope Maximums, exceeding the number of hours in Exhibit 1, Statement Of Work, Section XIV and XV, Performance Credits for Customer’s benefit pursuant to Exhibit 5, Service Levels and Performance Credits or other Changes implemented through the Change Control Process, there shall be no adjustments to the Fees.
          14.05 Unused Credits. Any unused credits against future payments owed to either Party by the other pursuant to this Agreement shall be paid to the applicable Party within 30 days of the earlier of the expiration or termination of this Agreement.
          14.06 Late Payments. Any amount that is payable to Vendor pursuant to this Agreement and not paid pursuant to the terms of this Agreement shall bear interest from the due date at the lesser of the rate of one (1.0%) percent per month or the maximum permitted by law. All costs of collection, including reasonable attorney’s fees, shall be paid by Customer.
ARTICLE 15 AUDITS.
          15.01 Services. Upon reasonable advance notice from Customer, Vendor and Vendor Agents shall provide Customer, Customer Agents, and any of Customer’s regulators with access to and any assistance that they may require with respect to the Service Locations and the Systems for the purpose of performing audits or inspections of the Services and the business of Customer relating to the Services. Such audits may occur no more often than once in any six (6) month period, in which case Customer shall pay for any such additional audits at the same rates applicable to Out of Scope Services under this Agreement.
          15.02 Record Retention. Vendor shall retain records and supporting documentation sufficient to document the Services and the charges paid or payable by Customer under this Agreement in accordance with Customer’s then-current record retention procedures, as in effect from time to time.
          15.03 Facilities. Vendor shall provide to Customer and Customer Agents, on Vendor’s premises (or, if the audit is being performed of a Vendor Agent, the Vendor Agent’s premises if necessary), space, office furnishings (including lockable cabinets), telephone and facsimile services, utilities and office-related equipment and duplicating services as Customer or such Customer Agents may reasonably require to perform the audits described in this Article.
ARTICLE 16 CONFIDENTIALITY.
          16.01 General Obligations. Parties agree that all Confidential Information shall be held in confidence by the recipient to the same extent and in at least the same manner as the recipient protects its own confidential information. Neither Customer nor Vendor shall disclose, publish, release, transfer or otherwise make available Confidential Information of, or obtained from, the other in any form to, or for the use or benefit of, any person or entity without the disclosing Party’s consent. Each of Customer and Vendor shall, however, be permitted to disclose relevant aspects of the other’s Confidential Information to its officers, directors, agents, professional advisors, contractors subcontractors and employees and to the officers, directors, agents, professional advisors, contractors, subcontractors and employees of its Affiliates, to the extent such disclosure is not restricted under any Consents or any Governmental Approvals and only to the extent that such disclosure is reasonably necessary for the performance of its duties and obligations or the determination, preservation or exercise of its rights and remedies under this Agreement; provided, however, that the recipient shall take all reasonable measures to ensure that Confidential Information of the disclosing Party is not disclosed or duplicated in contravention of the provisions of this Agreement by such officers, directors, agents, professional advisors, contractors, subcontractors and employees. The obligations in this Section shall not restrict any disclosure pursuant to any Law (provided that the recipient shall give prompt notice to the disclosing Party of such order).
          16.02 Unauthorized Acts. Without limiting a Party’s rights in respect of a breach of this Article, each Party shall:
(1)	promptly notify the other Party of any unauthorized possession, use or knowledge, or attempt thereof, of the other Party’s Confidential Information by any person or entity that may become known to such Party;

(2)	promptly furnish to the other Party full details of the unauthorized possession, use or knowledge, or attempt thereof, and assist the other Party in investigating or preventing the recurrence of any unauthorized possession, use or knowledge, or attempt thereof, of Confidential Information;

(3)	cooperate with the other Party in any litigation and investigation against third parties deemed necessary by the other Party to protect its proprietary rights; and

(4)	promptly use its best efforts to prevent a recurrence of any such unauthorized possession, use or knowledge, or attempt thereof, of Confidential Information.
Each Party shall bear the cost it incurs as a result of compliance with this Section.
ARTICLE 17 REPRESENTATIONS AND WARRANTIES.
          17.01 By Customer. Customer represents and warrants to Vendor that:
(1)	Customer is a corporation validly existing and in good standing under the Laws of Delaware;

(2)	Customer has all requisite power and authority to execute, deliver and perform its obligations under this Agreement;

(3)	the execution, delivery and performance of this Agreement by Customer (a) has been duly authorized by Customer and (b) will not conflict with, result in a breach of, or constitute a default under, any other agreement to which Customer is a party or by which Customer is bound.

          17.02 By Vendor. Vendor represents and warrants to Customer that:
(1)	Vendor is a corporation validly existing and in good standing under the Laws of the state of New York;

(2)	Vendor has all requisite power and authority to execute, deliver and perform its obligations under this Agreement;

(3)	the execution, delivery and performance of this Agreement by Vendor (a) has been duly authorized by Vendor, (b) will not conflict with, result in a breach of, or constitute a default under, any other agreement to which Vendor is a party or by which Vendor is bound and (c) does not require any Customer Consents or Vendor Consents that have not already been obtained;

(4)	Vendor is duly licensed, authorized or qualified to do business and is in good standing in every jurisdiction in which a license, authorization or qualification is required for the ownership or leasing of its assets or the transaction of business of the character transacted by it, except where the failure to be so licensed, authorized or qualified would not have a material adverse effect on Vendor’s ability to fulfill its obligations under this Agreement;

(5)	Vendor is in compliance with all Laws applicable to Vendor and has obtained all applicable permits and licenses required of Vendor in connection with its obligations under this Agreement;

(6)	there is no outstanding litigation, arbitrated matter or other dispute or administrative proceeding to which Vendor is a party which, if decided unfavorably to Vendor, would reasonably be expected to have a material adverse effect on Vendor’s ability to fulfill its obligations under this Agreement;

(7)	None of the Vendor Machines contain Viruses and, consistent with reasonable best practices in information technology, Vendor operates automated searches for and firewalls to prevent the introduction of Viruses in the Vendor Machines; and

(8)	The Vendor Machines and Vendor’s related systems have not been subject to any Denial-of-Service attack, successful physical or logical intrusion by unauthorized persons, or other breach of security in the previous year, and Vendor has established physical and logical security for the Vendor Machines and related systems, and backup procedures and facilities for the same, consistent with reasonable best practices in information technology. All security audits, security analyses and intentional security probes and attacks relating to the Vendor Machines and related systems, and all reports relating thereto, have previously been disclosed to Customer.
          17.03 DISCLAIMER. EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT, NEITHER CUSTOMER NOR VENDOR MAKES ANY REPRESENTATIONS OR WARRANTIES WITH RESPECT TO THE SERVICES OR THE SYSTEMS AND EACH

EXPLICITLY DISCLAIMS ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION IMPLIED WARRANTIES OF MERCHANTABILITY, NONINFRINGEMENT AND FITNESS FOR A PARTICULAR PURPOSE. NOTHING IN THIS SECTION 17.03 SHALL BE DEEMED TO LIMIT OR DISCLAIM ANY REPRESENTATION OR WARRANTY IN THE SPA OR ANY OF THE TRANSACTIONS CONTEMPLATED THEREUNDER (APART FROM THIS AGREEMENT).
ARTICLE 18 ADDITIONAL COVENANTS.
          18.01 By Customer. Customer covenants and agrees with Vendor that, during the Term and the Termination Assistance Period that Customer shall comply with all Laws applicable to Customer and, except as otherwise provided in this Agreement, shall obtain all applicable permits and licenses required of Customer, to the extent required to comply with its obligations under this Agreement.
          18.02 By Vendor. Vendor covenants and agrees with Customer that, during the Term and the Termination Assistance Period:
(1)	Vendor shall comply with all Laws applicable to Vendor and shall obtain all applicable permits and licenses required of Vendor in connection with its obligations under this Agreement;

(2)	Vendor shall comply with the Business Associates Agreement set forth in Exhibit 12.
ARTICLE 19 DISPUTE RESOLUTION.
          19.01 Contract Managers. Any dispute arising under this Agreement shall be considered in person or by telephone by the Contract Managers within seven business days after receipt of a notice from either Party specifying the nature of the dispute; provided, however, that a dispute relating to Section 11.02, Article 17 or Article 23 shall not be subject to this Section. If for any reason, including failure to meet or communicate, the Contract Managers have not resolved such dispute to the satisfaction of either Party within seven business days, then either of the Customer Contract Managers or the Vendor Contract Manager may immediately refer such dispute to the Designated Executives. The Designated Executives shall make a good faith attempt to consider and resolve such dispute in person or by telephone within fifteen business days of the date such dispute is referred to them. If for any reason the Designated Executives have not resolved such dispute within fifteen business days of the date such dispute was referred to it, then either Party may pursue its rights and remedies under Section 19.02.
          19.02 Arbitration. Any dispute not settled pursuant Section 19.01 shall be finally and exclusively settled by binding arbitration and, unless otherwise agreed by the Parties, the following procedure:
(1)	the arbitration shall be conducted in accordance with the Commercial Arbitration Rules of the American Arbitration Association (“AAA”) and judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof;
(2)	the arbitration shall be conducted in New York, New York;

(3)	either Party may, without inconsistency with this Agreement, seek from a court any interim or provisional relief that may be necessary to protect the rights or property of that Party pending the establishment of the arbitral tribunal;

(4)	the arbitrator shall have a background in, and knowledge of, the information technology services industry and shall be an appropriate person based on the nature of the dispute; and

(5)	the Parties shall appoint a single arbitrator who shall perform the arbitration; provided that, if the Parties cannot agree on that single arbitrator within thirty (30) days of the request of either Party, then the single arbitrator shall be appointed by the President of the AAA.
Notwithstanding the foregoing, if disputes are being arbitrated under the SPA, any disputes under this Agreement shall be arbitrated in that same proceeding under the arbitration provisions set forth in the SPA.
ARTICLE 20 TERMINATION.
          20.01 Termination for Cause.
(1)	If Vendor materially defaults in the performance of any of its material obligations under this Agreement (except as provided in Section 19.02), and does not cure such default within thirty (30) days after receipt of a notice of default from Customer, then Customer may, by giving notice to Vendor, terminate this Agreement, in whole or in part, as of the termination date specified in the notice; provided that, Customer and Vendor agree that, if Vendor fails to provide any Services under this Agreement, such failure shall constitute a disaster for the purposes of Article 13 and the Parties shall follow the process for identifying an Alternate Source set forth under Section 13.03 hereof.
(2)	If Customer fails to make payments due to Vendor under this Agreement and does not cure such default within thirty (30) days after receipt of a notice of default from Vendor, then Vendor may, by giving notice to Customer, terminate this Agreement in whole as of the termination date specified in the notice.
          20.02 Termination for Insolvency. This Agreement may be terminated by either Party, upon notice to the other Party, (i) if such Party becomes insolvent, (ii) upon the institution of insolvency, receivership or bankruptcy proceedings or any other proceedings for the settlement of its debts, (iii) upon such Party’s making a general assignment for the benefit of credits, or (iv) upon such Party’s dissolution or ceasing to conduct business in the normal course.

          20.03 Termination by Customer. At any time after the first twenty-four months of the Initial Term, Customer may elect to terminate this Agreement by providing notice at least six months prior to such termination, such termination to be effective no sooner than thirty months after the commencement of the Initial Term.
ARTICLE 21 TERMINATION ASSISTANCE.
Upon Customer’s request, Vendor shall, during the Termination Assistance Period, provide the Termination Assistance Services. Customer shall pay to Vendor the following fees for the Termination Assistances Services: (1) with respect to the Designated Services, the Designated Fees, (2) with respect to Out-of-Scope Services, an amount calculated pursuant to Exhibit 7, Hourly Rate Schedule for such services and (3) any incremental, out-of-pocket expenses incurred by Vendor in connection with the Termination Assistance Services and approved in advance by Customer. The quality and level of performance of the Services shall not be degraded during the Termination Assistance Period. After the expiration of the Termination Assistance Period, Vendor shall (1) answer questions from Customer regarding the Services on an “as needed” basis at Vendor’s then-standard billing rates and (2) promptly deliver to Customer any remaining Customer-owned reports and documentation still in Vendor’s possession.
ARTICLE 22 INDEMNITIES.
          22.01 Indemnity by Customer. Customer shall indemnify Vendor from, and defend and hold Vendor harmless from and against, any Losses suffered, incurred or sustained by Vendor or to which Vendor becomes subject, resulting from, arising out of or relating to any claim:
(1)	arising from the Customer Data, provided that such claim is not due to Vendor’s breach of Law or any duty hereunder;
(2)	relating to any amounts, including taxes, interest and penalties, assessed against Vendor which are the obligation of Customer;

(3)	relating to personal injury (including death) or third party property loss or damage resulting from Customer’s or Customers Agents’ acts or omissions;

(4)	relating to a breach of Articles 16, 17 or 18.
Customer shall indemnify Vendor from any costs and expenses, including reasonable attorney fees, incurred in connection with the enforcement of this Section.
          22.02 Indemnity by Vendor. Vendor shall indemnify Customer from, and defend and hold Customer harmless from and against, any Losses suffered, incurred or sustained by Customer or to which Customer becomes subject, resulting from, arising out of or relating to any claim:
(1)	arising from the Customer Data, provided that such claim is due to Vendor’s breach of Law or a duty hereunder;

(2)	relating to personal injury (including death) or third party property loss or damage resulting from Vendor’s or Vendor Agents’ acts or omissions;

(3)	relating to any amounts, including taxes, interest and penalties, assessed against Customer which are the obligation of Vendor;

(4)	relating to a breach of Articles 10, 16, 17 or 18 of the Business Associates Agreement set forth in Exhibit 12.
Vendor shall indemnify Customer from any costs and expenses, including reasonable attorney fees, incurred in connection with the enforcement of this Section.
          22.03 Indemnification Procedures. If any third party claim is commenced against a Party entitled to indemnification under Section 25.01 or Section 25.02 (as applicable, the “Indemnified Party”), notice thereof shall be given to the Party that is obligated to provide indemnification (as applicable, the “Indemnifying Party”) as promptly as practicable. If, after such notice, the Indemnifying Party acknowledges that this Agreement applies with respect to such claim, then the Indemnifying Party shall be entitled, if it so elects, in a notice promptly delivered to the Indemnified Party, but in no event less than 10 days prior to the date on which a response to such claim is due, to immediately take control of the defense and investigation of such claim and to employ and engage attorneys reasonably acceptable to the Indemnified Party to handle and defend the same, at the Indemnifying Party’s sole cost and expense. The Indemnified Party shall cooperate, at the cost of the Indemnifying Party, in all reasonable respects with the Indemnifying Party and its attorneys in the investigation, trial and defense of such claim and any appeal arising therefrom; provided, however, that the Indemnified Party may, at its own cost and expense, participate, through its attorneys or otherwise, in such investigation, trial and defense of such claim and any appeal arising therefrom. No settlement of a claim that involves a remedy other than the payment of money by the Indemnifying Party shall be entered into without the consent of the Indemnified Party. After notice by the Indemnifying Party to the Indemnified Party of its election to assume full control of the defense of any such claim, the Indemnifying Party shall not be liable to the Indemnified Party for any legal expenses incurred thereafter by such Indemnified Party in connection with the defense of that claim. If the Indemnifying Party does not assume full control over the defense of a claim subject to such defense as provided in this Section, the Indemnifying Party may participate in such defense, at its sole cost and expense, and the Indemnified Party shall have the right to defend the claim in such manner as it may deem appropriate, at the cost and expense of the Indemnifying Party.
ARTICLE 23 MISCELLANEOUS PROVISIONS.
          23.01 Assignment. Customer shall not, without the consent of Vendor, assign this Agreement or any amounts payable pursuant to this Agreement, except that Customer may assign this Agreement, in whole or in part, to an Affiliate or another entity or business unit of Customer or pursuant to a reorganization or Change in Control of Customer without such consent. Vendor shall not, without the consent of Customer, assign this Agreement or amounts receivable pursuant to this Agreement, except that Vendor may assign this Agreement, in whole or in part, to an Affiliate or another entity or business unit of Vendor or pursuant to a reorganization or Change in Control of

Vendor without such consent. The consent of a Party to any assignment of this Agreement shall not constitute such Party’s consent to further assignment. This Agreement shall be binding on the Parties and their respective successors and permitted assigns. Any assignment in contravention of this subsection shall be void.
          23.02 Notices. All notices and other communications under this Agreement shall be in writing and shall be deemed given when delivered personally, mailed by certified mail, return receipt requested, or by overnight mail, to the parties (and shall also be transmitted by facsimile to the Persons receiving copies thereof) at the following addresses (or to such other address as a party may have specified by notice given to the other party pursuant to this provision):
If to Vendor, to:
HMS Holdings Corp.
401 Park Avenue South
New York, NY 10016
Attention: Robert M. Holster, Chief Executive Officer
Facsimile: (212) 557-5973
With a copy to:
Wilmer Cutler Pickering Hale and Dorr LLP
399 Park Avenue
New York, NY 10022
Attention: Robert A Schwed, Esq.
Facsimile: (212) 230-8888
If to Customer, to:
Zavata Inc.
400 Perimeter Center Terrace, STE 249
Atlanta, GA 30346
Attention: Chemain Sanan, Executive Vice President
Facsimile: (770) 280-2631

          23.03 Counterparts. This Agreement may be executed in any number of counterparts, each of which will be deemed an original, but all of which taken together shall constitute one single agreement between the Parties.
          23.04 Relationship. The Parties intend to create an independent contractor relationship and nothing contained in this Agreement shall be construed to make either Customer or Vendor partners, joint ventures, principals, agents or employees of the other. No officer, director, employee, agent, Affiliate or contractor retained by Vendor to perform work on Customer’s behalf under this Agreement shall be deemed to be an employee, agent or contractor of Customer. Neither Party shall have any right, power or authority, express or implied, to bind the other.
          23.05 Consents, Approvals and Requests. Except as specifically set forth in this Agreement, all consents and approvals to be given by either Party under this Agreement shall not be unreasonably withheld or delayed and each Party shall make only reasonable requests under this Agreement.
          23.06 Severability. If any provision of this Agreement is held by a court of competent jurisdiction to be contrary to Law, then the remaining provisions of this Agreement, if capable of substantial performance, shall remain in full force and effect.
          23.07 Waivers. No delay or omission by either Party to exercise any right or power it has under this Agreement shall impair or be construed as a waiver of such right or power. A waiver by any Party of any breach or covenant shall not be construed to be a waiver of any succeeding breach or any other covenant. All waivers must be signed by the Party waiving its rights.
          23.08 Remedies Cumulative. No right or remedy herein conferred upon or reserved to either Party is intended to be exclusive of any other right or remedy, and each and every right and remedy shall be cumulative and in addition to any other right or remedy under this Agreement, or under applicable law, whether now or hereafter existing.
          23.09 Entire Agreement. This Agreement and the Exhibits to this Agreement represent the entire agreement between the Parties with respect to its subject matter, and there are no other representations, understandings or agreements between the Parties relative to such subject matter.
          23.10 Amendments. No amendment to, or change, waiver or discharge of, any provision of this Agreement shall be valid unless in writing and signed by an authorized representative of each of the Parties.
          23.11 Survival. The terms of Articles 11, 12, 14, 15, 16, 19, 20, 21, 22 and 23 shall survive the expiration or termination of this Agreement.
          23.12 Third Party Beneficiaries. Each Party agrees that this Agreement shall not benefit, or create any right or cause of action in or on behalf of, any person or entity other than the Vendor and the Customer. Customer shall be entitled to enforce this Agreement on behalf of Customer and shall have the right to pursue any right or remedy of the Customer arising hereunder with respect to the delivery of Services or otherwise.

          23.13 Governing Law. This Agreement and the rights and obligations of the Parties under this Agreement shall be governed by and construed in accordance with the Laws of New York, without giving effect to the principles thereof relating to the conflicts of Laws.
          23.14 Sole and Exclusive Venue. Each Party irrevocably agrees that Section 8.6 of the SPA shall be effective under this Agreement as if set forth in full herein.
          23.15 Waiver of Jury Trial. Each Party hereby waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in respect to any litigation directly or indirectly arising out of, under or in connection with this Agreement, the transactions contemplated by this Agreement or disputes relating hereto. Each Party (a) certifies that no representative, agent or attorney of any other Party has represented, expressly or otherwise, that such other Party would not, in the event of litigation, seek to enforce the foregoing waiver and (b) acknowledges that it and the other Party hereto have been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section.
          23.16 Covenant of Further Assurances. Customer and Vendor covenant and agree that, subsequent to the execution and delivery of this Agreement and, without any additional consideration, each of Customer and Vendor shall execute and deliver any further legal instruments and perform any acts that are or may become necessary to effectuate the purposes of this Agreement.
          23.17 Negotiated Terms. The Parties agree that the terms and conditions of this Agreement are the result of negotiations between the Parties and that this Agreement shall not be construed in favor of or against any Party by reason of the extent to which any Party or its professional advisors participated in the preparation of this Agreement.
          23.18 Export. Customer and Vendor shall not knowingly export or re-export any personal computer system, part, technical data or sub-elements under this Agreement, directly or indirectly, to any destinations prohibited by the government of the U.S.A. The term “technical data” in this context, means such data as is defined as technical data by applicable export regulations in effect in the U.S.A.
          23.19 Conflict of Interest. Vendor shall not pay any salaries, commissions, fees or make any payments or rebates to any employee of Customer, or to any designee of such employee, or favor any employee of Customer, or any designee of such employee, with gifts or entertainment of significant cost or value or with services or goods sold at less than full market value. Vendor agrees that its obligation to Customer under this Section shall also be binding upon Vendor Agents. Vendor further agrees to insert the provisions of this Section in each contract with a Vendor Agent.
          23.20 Publicity. Each Party shall (1) submit to the other all advertising, written sales promotions, press releases and other publicity matters relating to this Agreement in which the other Party’s name or any its trademarks or service marks is mentioned or which contains language from which the connection of said name or trademark or service mark may be inferred or implied and (2) not publish or use such advertising, sales promotions, press releases or publicity matters without the other Party’s consent.

*      *      *      *
          IN WITNESS WHEREOF, each of Vendor and Customer has caused this Services Agreement to be signed and delivered by its duly authorized representative.

HMS BUSINESS SERVICES INC.
By:	/s/ HMS Business Services Inc.
Name:
Title:

ZAVATA, INC.
By:	/s/ Zavata, Inc.
Name:
Title:

EXHIBIT 1
STATEMENT OF WORK
I.	Machines
a.	Vendor shall provide an appropriate mainframe processor(s) that supports the service levels outlined in Exhibit 5.

b.	Vendor shall provide an appropriate level of DASD and Tape to support the Service Levels outlined in Exhibit 5.

c.	Customer shall be responsible for obtaining mainframe printing and mailing services consistent with support provided prior to the Effective Date.
II.	Software
a.	Vendor shall provide the Third Party Software set forth in Exhibit 2.

b.	Additional Third Party Software may be requested by Customer. Vendor will pass through cost to Customer for any additional Third Party Software specifically requested by Customer. Vendor will follow steps outlined in Article 4 for Out-Of-Services Services to implement requested Third Party Software.

c.	Vendor will maintain six (6) CICS AccessLine regions (Branch, West, Data, HSW, QA and Test). Vendor will follow steps outlined in Article 4 for Out-Of-Scope Services to create new CICS regions.

d.	Vendor will schedule and run Customer’s Standard Processing not less frequently than as being run prior to the Effective Date.

e.	Any new systems, new development efforts, or processing outside AccessLine and Standard Processing that is not consistent with the support and Machine processing prior to the Effective Date will be considered Out-Of-Scope Services and will be handled as such under Article 4, Out of Scope Services.
III.	Tape Management, Library Operations and Data Services
Tape and cartridges, storage and backups will be provided by Vendor as follows:

a.	Copies of critical files (up to a maximum of 100) will be stored offsite at Iron Mountain located at 203 Moonachie Road, Moonachie, NJ 07074.

b.	Vendor has implementing a offsite backup solution utilizing a EMC Centera DASD backup machine.

c.	Mainframe incremental and nightly backup and reorganization of files will be performed in accordance with Customer current backup schedule, which consists of daily incremental backup and weekly full volume backup. Backup copies will be stored off-site.

d.	Where appropriate, the vendor will utilize hardware assisted facilities (Flashcopy) to perform incremental daily backups.
IV.	Network Connectivity.
a.	Vendor shall maintain and manage the current Customer network connectivity in accordance with the network diagram attached to this Exhibit 1 as Appendix A.

b.	Additional lines/connections will be handled as Out of Scope Services pursuant to Article 4.
V.	System Support Services
a.	Vendor shall provide the following System Support Services:
•	Monitoring of all Machines and Third Party Software on a daily basis for potential problems.

•	Providing timely response to problems and questions reported by Customer.

•	Performing ongoing capacity planning and performance monitoring activities.

•	Making recommendations for short term and long term improved system performance.

•	Trouble Shooting and implementing solutions to Third Party Software problems.

•	Coordinating problem diagnosis and providing correction in the event application problems or Viruses occur, at Customer’s expense if such Virus was introduced into its systems, intentionally or not, by Vendor or any of its employees or subcontractors.

•	Performing RACF security administration for TSO sign on and other administrations consistent with those performed prior to the Effective Date.

•	Performing disaster recovery transition procedures set forth in Exhibit 11.

•	Performing system database administration function.
VI.	Operations Services
a.	Vendor shall perform the following Operations Services:
•	Monitoring of systems consoles during operational hours.

•	Performing checks to ensure Machines are operating optimally.

•	Monitoring of all jobs and applications to ensure that they are running properly based upon supplied documentation.

•	Responding to system messages and request for resources as required.

•	Coordinating system startups and shutdowns with Customer Contract Managers.

•	Documenting cause and nature of both scheduled and unscheduled outages.

•	Maintaining the Customer tape inventory stored at the Vendor Service Location and offsite at Iron Mountain.

•	Reporting Machines malfunctions to responsible parties.

•	Responding to system requests for tape/cartridge mounts.

•	Providing timely process on daily and weekly backups.

•	Performing job scheduling.

•	Providing data center operations support availability 24 hours a day seven days a week on mainframe/communications availability and related software issues.

VII.	Reporting
a.	In addition to providing the Reports listed in Exhibit 8, Vendor shall perform the following reporting services:
•	Documenting cause and nature of both scheduled and unscheduled outages.

•	Provide job accounting reporting.
VIII.	Lotus Notes Technical Change Control Procedures
a.	Vendor shall manage any change to the technical configuration through the Lotus Notes Technical Change Control Procedures set forth in the Mainframe Change Control Database provided to Vendor with instructions about the database and using the database. If such change constitutes a Change, Vendor shall also manage such Change through the Change Control Process set forth in Exhibit 10.
IX.	Source Data Management
•	Vendor will be responsible for data logging and tracking using SDM DB for Customer physical data input, in a manner consistent with that performed prior to the Effective Date.
X.	EDI
•	Customer is responsible for establishing all EDI set ups, as they pertain to Customer’s business, with any Vendor assistance to be treated and charged as an Out of Scope Service under Article 4.

•	Vendor is responsible for maintenance, execution, logging and tracking of EDI transmissions performed by Vendor.

•	Customer is responsible for all EDI application programming, as it pertains to Customer’s business.
XI.	Help Desk
•	Vendor will supply backup security administration for user systems and a user help desk on a 24 x 7 basis for reporting system problems.

•	All calls will be tracked and responded to in a manner consistent with the support provided prior to the Effective Date.

•	Vendor will reset RACF security passwords promptly upon request and in any event within 24 hours of any request.
XII.	DSS Support Services
a.	Vendor is responsible for the managing and maintaining the servers listed in the network diagram attached to Exhibit 1 as Appendix A, and for replacing the servers if and as required to perform the Services.

b.	Customer is responsible for all costs for PCs and Network printers in Customer Service Locations.

c.	Vendor will provide network monitoring and configuration support consistent with the support provided prior to the Effective Date.

d.	Vendor will approve all new equipment (PCs and network printers) before being added to the HMS network (approval is not to be unreasonably withheld or delayed).

e.	Vendor will maintain the server hardware and software for Lotus Notes email and Databases.

f.	Vendor is responsible for managing print services consistent with the support provided prior to the Effective Date.

g.	Vendor will provide network access to the current release of CCS-MTU billing software for use on behalf of existing Accordis CCS-MTU customers.
XIII.	Telephone
a.	Vendor will manage the existing telephone systems for Customer at 401 Park Avenue South, New York, NY, 10016.

b.	Vendor will interact with communications equipment suppliers and telephone companies to resolve problems related to the specific circuits and network components provided by the Vendor.

c.	Customer is responsible for maintaining a services agreement for Customer Service Location telephone switches, except at 401 Park Avenue South, New York, NY, 10016, which is the responsibility of Vendor.
XIV.	Communications
•	Customer is responsible for all data line costs for each line (broadwing frame relay, new edge frame relay over DSL and broadwing IP VPN) indicated on the attached network diagram attached to this Exhibit 1 as Appendix A. Vendor will maintain the contract with third parties for the data lines and will include Customer only data line costs on monthly invoices.

•	Vendor will maintain and manage the existing video conferencing equipment consistent with the support provided prior to the Effective Date. Customer is responsible for any additional equipment needed for any new Customer Service Location.

•	Vendor will maintain and manage all communications and data lines used in providing the Services. Customer will maintain and manage PC and local printer data lines within the Customer Service Locations.
XV.	Service Levels
•	Vendor will supply 100 hours per month of Customer specific DSS Support Services (XII), Telephone (XIII) and Communications (XIV) as part of the

Designated Fees. Support on the shared servers in New York as listed on the network diagram attached to this Appendix A will not be included in the 100 hours. Additional support will be charged via the schedule in Exhibit 7, Hourly Rate Schedule. Travel costs associated with Customer specific services are not included in Designated Fees and will be charged back to Customer according to Vendor’s travel and expense policy.

Vendor will include the system maintenance on customer service eligibility modules as part of its support.
XVI.	Holidays
•	Vendor will be responsible for providing the Services each day of the year except Thanksgiving and Christmas days, provided, however, that upon 48 hours’ advance notice to Vendor, Customer may require Vendor to provide Services on those holidays and Customer shall pay Vendor’s out-of-pocket expenses for the provision of such Services.

EXHIBIT 2
THIRD PARTY SOFTWARE
I.	Third Party Software Other Than IBM Products

PRODUCT	VENDOR
NAME	NAME	Description
Beta/88	Beta Systems, Inc.	RACF Security Mgt.
CA-Deliver	Computer Associates	View Report Distribution
CA-ISM (Faver)	Computer Associates	VSAM Export/Restore

CA-View	Computer Associates	Report Repository
CA-Vision/Sixty	Computer Associates	4 GL Language Generator
CA-Vision:Doc	Computer Associates	4 GL Language Generator
CA-Vision:Results	Computer Associates	4 GL Language Generator
Endeavor	Computer Associates	Program Management
Code-1 Plus	Group One Software Inc.	ZIP Code +
Code-1 Plus subscript	Group One Software Inc.	ZIP Code +
Decision Analyzer	Decision Technology	Data Analytical Rpt. Tool
Direct Connect	Sterling Commerce	Network Data Mover
Fastgener	Software Corp of Amer	Copy Utility
File-Aid/MVS/DB2	Compuware	File Management
Gentran	Sterling Commerce	Ansi Data Converter
Host on Demand	IBM Software	Product Number: E1BGELL
In-tune	Boole & Babbage	Performance/Tuning Analyzer
Jobscan	Diversified Software Sys	JCL Validation
MVS-Plus (Pkzip)	Ascent Solutions Inc.	Data Compression
MXG Software	Merrill Consultants	Performance Reporting & Analysis

PRODUCT	VENDOR
NAME	NAME	Description
OCE Editor	American Medical Association	Outpatient Code Editor
Quickref	Chicago Soft	Interactive Systems Documentation
QuickTape	Texas Digital	Tape Mgt. Mounting Facil.
TableBase	Data Kinetics	Data Utility
Tmon/CICS	Landmark Systems	CICS Performance Monitor
Tubes/MVS	Macro 4	3270 Session Manager
VPS	Levi, Ray, Strupp	Network Printing
Xpeditor/CICS	Compuware	CICS Code
Zela	Software Corp of Amer	Tape consolidation
II.	Vendor Provided IBM Products
The following table outlines the IBM program products to be supplied by the Vendor.

Product Number	IBM Program Product
5694 A01	Z/OS V1 Base
5694 A01	Z/OS V1 DFSMS DSS+HSM
5694 A01	Z/OS V1 DFSORT
5694 A01	Z/OS V1 HLA Toolkit

5694 A01	Z/OS V1 RMF
5694 A01	Z/OS V1 SDSF
5694 A01	Z/OS V1 Security Server
5655 G53	COBOL Full Function
5648063	3746 Model 900 Feat
5648063	ACF/NCP V7
5655041	ACF/SSP Version 4 MVS
5655103	DITTO/ESA for MVS
5655 M15	CICS TS for Z/OS
5625 DB2	DB2 UDB for Z/OS

Product Number	IBM Program Product
5625 DB2	QMF Classic
5697 ENV	Tivoli NetView Enterprise
5698 S51	Tivoli Workload Scheduler

EXHIBIT 3
SERVICE LOCATIONS
A. Vendor Service Location:
1.	401 Park Avenue South, Floors 9-11, New York, New York 10016
B. Customer Service Locations:
1.	401 Park Avenue South, 8th Floor, New York, New York 10016

2.	500 Bi County Blvd, Farmingdale, NY 11735

3.	7800 West Oakland Park Blvd, Bldg. C, Sunrise, FL 33351

4.	9841 Airport Blvd, Los Angeles. CA 90045

5.	2960 South Baker Drive, Springfield, IL 62703

6.	400 Perimeter Center Terrace, Atlanta, GA 30346

7.	105 Industrial Drive, Americus, GA 31719

EXHIBIT 4
DESIGNATED FEES
DESIGNATED FEES The Designated Fees for the Designated Services are $166,666 per month during first Contract Year. The Designated Fees for the Designated Services are $183,333 per month during Contract Years 2 through 4.
a.	If the number of active AccessLine Accounts exceeds the Total In Scope AccessLine Accounts in a month, the following calculation will be used to calculate the additional AccessLine monthly charges to Customer:
i.	AccessLine Accounts Percentage Over is calculated as follows:
1.	(number of active AccessLine Accounts / Total In Scope AccessLine Accounts) – 100%.
ii.	AccessLine additional monthly charge is calculated as follows:
1.	90% of the monthly Designated Fee multiplied by AccessLine Account Percentage Over.
b.	If the number of RCR Clients exceed the Total In Scope RCR Clients in a month, the following calculation will be used to calculate the additional RCR monthly charges to Customer:
i.	RCR Clients Percentage Over is calculated as follows:
1.	(number of RCR Clients / Total In Scope RCR Clients) – 100%.
ii.	RCR additional monthly charge is calculated as follows:
1.	10% of the monthly Designated Fee multiplied by RCR Client Percentage Over.

EXHIBIT 5
SERVICE LEVELS AND PERFORMANCE CREDITS
1. GENERAL PROVISIONS.
1.1.	General.
The Service Levels referenced in Article 6 of the Agreement are set forth in this Exhibit.
1.2.	Definitions.
Capitalized terms used in this Exhibit that are not defined in this Exhibit shall have the meanings assigned to them in the Agreement. The following defined terms used in this Exhibit shall have the meanings specified below:
“Performance Credit” shall mean a credit in an amount set forth in Section 5 below payable to Customer by Vendor in connection with a Service Level Failure.
“Service Levels” shall have the meaning set forth in this Exhibit.
“Service Level Failure” shall mean Vendor’s failure to achieve a Service Level in any given month.
2. PERFORMANCE TRACKING AND REPORTING.
A.	General: Vendor shall provide Customer with a report of the performance level attainment against the Service Levels as set forth in Exhibit 8 no later than the 25th day of each month. Vendor will be responsible for promptly investigating and correcting Vendor’s failure to meet established Service Levels in accordance with Section 6.04 of the Agreement. If the Root Cause Analysis shows that Customer was the Root Cause of the Service Level Failure, or the cause was outside control of Vendor, then Vendor shall not be subject to a Performance Credit.
3. SERVICE LEVEL REVIEWS.
The Parties will review the Service Levels in accordance with this Section 6.03 of the Agreement. As part for their monthly meetings, the Vendor Contract Manager and the Customer Contract Manager shall discuss the Service Levels. Any additions, deletions or modifications to the Service Levels may be made by mutual agreement of the Contract Managers at such monthly meetings.

4. PERFORMANCE CREDITS.
In the event of a Service Level Failure, Vendor shall incur the Performance Credit associated with the Service Level that Vendor failed to achieve. If more than one Service Level Failure has occurred in a single month, the sum of the corresponding Performance Credits shall be paid to Customer; provided, however that, notwithstanding the amount of Performance Credits incurred by Vendor, in no event shall the total amount of Performance Credits incurred by Vendor in a single month exceed $25,000. All Performance Credits incurred by Vendor in a given month shall be Customer’s sole remedy for Service Level Failures and shall be credited to Customer on the next monthly invoice.
5. SERVICE LEVELS
Initial Service Levels are set forth below.
A.	RESOURCE AVAILABILITY-is defined as Machines at the Vendor Service Location and Third Party Software (“Resources”) available to Customer from local and remote Customer sites 24 hours a day, seven days a week including all national and corporate holiday schedules, except for periods of scheduled maintenance authorized by Customer (“Resource Availability”).

Category	Description	SLA Calculation
Resource Availability*	Hardware (CPU & DASD)	If either the CPU or DASD is down on any given day and not operational for a period Greater than 4 hours Vendor shall incur a Performance Credit.

	System Software (CICS)	If all CICS is down on any given day and not operational for a period Greater than 4 hours Vendor shall incur a Performance Credit.

	Third Party Software (see Exhibit 2)	If any of the Third Party Software program products are down on any given day and not operational for a period Greater than 4 hours Vendor shall incur a Performance Credit.
(i)	Performance Credit for Critical Resources. Vendor shall incur the following Performance Credits for each day that any or all the Resources are not available for 4 hours or more on such day during a given month:

Problem extends:	4.1 hours to 8 hours — $2,000
8.1 hours to 16 hours — $4,000
16.1 hours to 24 hours — $6,000

*	Periodically system maintenance is performed, requiring an IPL (Initial Program Load which is required to install new and upgraded releases of software and hardware) of the Machine. This scheduled down time is excluded from the Resource Availability. This maintenance is scheduled in advance with proper notice provided to Customer, and is typically performed on Sundays.
B.	TRANSACTION RESPONSE TIME-is defined as the actual wall clock time from the instant the user initiates a request depressing the enter key until the information has been fully displayed on the user screen and the system has unlocked the keyboard. CICS Monitor and RMF software will be used to track and calculate total transactions and response time calculations.
(i)	Online Performance Windows for each CICS region shall be available:
A.	Branch and Data

• Monday through Friday	8:00 am-10:00 pm (EST)
• Saturday	8:00 am-4:00 pm (EST)
• Sunday	Upon request
B.	West*

• Monday through Friday	11:00 am-6:00 pm (EST)
• Saturday	11:00 am-6:00 pm (EST)
• Sunday	Upon request
C.	HSW

• Monday through Friday	10:00 am-11:00 pm (EST)
• Saturday	10:00 am-3:00 pm (EST)
• Sunday	Upon request
D.	QA and Test

• Monday through Friday	8:00 am-6:00 pm (EST)
• Saturday	8:00 am-6:00 pm (EST)
• Sunday	Upon request

*	If End Of Month (EOM) processing is performed the next business day the region up time is not guaranteed.

**	if EOM processing or LAC loads run (typically second week of the month), the region up time is not guaranteed.
(ii)	Performance Credit: Vendor shall incur a Performance Credit of $100 per day, per CICS region that Vendor fails to meet the region availability.
(a)	Network Response Time Performance Standard:
(1)	95% of total transactions (Branch, West, Data, HSW) to be completed within 1.0-3.0 seconds

(2)	90% of total transactions (QA and Test) to be completed within 1.0-3.0 seconds
(b)	Performance Credit: Vendor shall incur a Performance Credit of $2,000, per region in which the applicable standard is not met, if Vendor fails to meet, in the aggregate, the applicable Network Response Time Performance Standard in a given month.
(iii)	Online Performance Window for TSO transactions
(a)	TSO Response Time Standard:
(1)	85% of all TSO transactions need to be completed within 3.0 seconds
(b)	Performance Credit: Vendor shall incur a Performance Credit of $2,000 for any month in which Vendor fails to meet, in the aggregate, the TSO Response Time Standard for TSO transactions in such month.
C. BATCH WINDOW STANDARDS
(i) The following batch class initiators must be available to Customer starting at 8:00 am (EST) and ending at 7:00 pm (EST):

CLASS	ELAPSED TIME	CPU TIME
A	15 minutes	1 minute
B	1 Hour	10 minutes
C	48 Hours	unlimited
S	On Demand	unlimited

(ii) Performance Credit: Vendor shall incur a Performance Credit of $100 per class, per day that the required batch class services are not available to the Customer.

EXHIBIT 6
IN SCOPE MAXIMUMS
A. Total In Scope AccessLine Accounts in the Active Master File

Contract Year 1:	15,730,000
Contract Year 2:	17,303,000
Contract Year 3:	18,000,000
Contract Year 4:	19,000,000
B. Total In Scope RCR Clients

Contract Year 1:	16
Contract Year 2:	17
Contract Year 3:	18
Contract Year 4:	19

EXHIBIT 7
HOURLY RATE SCHEDULE
1. Out-Of-Scope Services will use the follow hourly rates:
a.	Contract Year 1 — $151/hour

b.	Contract Year 2-4 — $166/hour

EXHIBIT 8
REPORTS
I.	Monthly Reports

A.	Vendor shall provide the following monthly reports to Customer by the 15th day of each month.
1.	Overall TSO response time by period in the form attached to this Exhibit 8 as Appendix A.

2.	CICS/ESA monitor for all CICS regions –(WEST, EAST, Data Entry, LAC) in the form attached to this Exhibit 8 as Appendix A.

3.	A consolidated report, including status updates, with respect to each Change Request.

4.	Consolidated Service Level report, including a list of any Service Level Failures and Performance Credits incurred during such month.
II.	Daily Reports
A.	Vendor shall provide the CICS regions start time and all hardware and Third Party Software problems within the Vendor Service Location for the DPO Morning Report each day by 8:00 am (EST) via email to the Customer Contract Manager and all other Customer employees designated by the Customer Contract Manager.
III.	Other Reports

A.	Vendor shall provide the following reports as required:
1.	Root Cause Analysis Report within 30 days of a Service Level failure
IV.	Review of Reports
As part of their monthly meeting, the Contract Managers shall review and discuss all reports produced during such month.

Appendix A

Form of Reports

TSO Response Time

OVERALL TSO RESPONSE TIME BY PERIOD - SLA
REPORT DATE AND TIME: FRI, JAN 14, 2005 11:49
FROM 09JAN05 <------> 11JAN05

11:42 FRIDAY, JANUARY 14, 2005 76

SYSTEM ID	PERIOD	AVERAGE RESPONSE TIME	ENDED TRANSACTION COUNT	PERCENT ENDED TRANSACTION	CPU TCB SERVICE UNITS	IO SERVICE UNITS	MEMORY SERVICE UNITS
MVS2	1-QUICK < 1 SEC	0.29	139550	100.00	112,980,103	13,696,257	903,551,406
			***********	**********	*************	*************	*************
			139550	100.00	112,980,103	13,696,257	903,551,406

CICS Response Time

DATE: 01/11/05
TIME: 00:27:12

The Monitor for CICS/ESA
SYSTEM TOTAL PAGE FOR WEST ON 01/10/05
DATA IS FROM 01/10/05 AT 11:37 TO 01/10/05 AT 23:59

PAGE: 4

CICS SYSTEM ACTIVITY

RESPONSE TIME DISTRIBUTION

RESPONSE	TXNS	PCT	CUM %	0 1 2 3 4 5 6 7 8 9 0
0.0-1.0 SEC	104,819	98.3%	98.3%	XXXXXXXXXXXXXXXXXXXX
1.0-2.0 SEC	1,049	.9%	99.3%	
2.0-3.0 SEC	329	.3%	99.6%	
3.0-4.0 SEC	134	.1%	99.8%	
4.0-5.0 SEC	80	.0%	99.8%	
5.0 +++ SEC	131	.1%	100.0%	

TOTAL TRANSACTIONS EXECUTED	106,545
TRANSACTIONS EXCLUDED FROM HIGH TASK	3
ENDED TRANSACTIONS	106,542

CICS SYSTEM AVAILABILITY

SYSTEM AVAILABILITY PERCENTAGE		39.7%
FROM TIME		00:00:00
TO TIME		24:00:00
SYSTEM OUTAGE		14:27:21
START TIME	END TIME	DURATION
11:35:00	21:07:39	09:32:38

HIGH WATER MARK INFORMATION

CATEGORY	TIME	TRANID
FILE WAIT	53.8298	T240

CATEGORY	POOL SIZE	TRANID
USER24	8K	QC
USER31	257K	T240
CICS24	1K	CESN
CICS31	23K	CEMT

CPU ANALYSIS	CPU TIME	TOTAL DISPATCH
TOTAL ADDRESS SPACE CPU	43:29.5054	
..TCB	41:10.2619	
..SRB	2:19.2434	
SUBTASKS CPU	6:26.4391	
..DBCTL CONTROL TASK CPU	.0000	
..DBCTL THREAD	.0000	
..TMON SUBTASK	.0000	
..OTHER SUBTASKS	6:26.4391	
APPLICATION TASKS CPU/DISP	34:43.8228	1:30:06.8693

I/O ACTIVITY	COUNT	AVG TIME	TOTAL TIME
FILE REQUESTS	3,563,109	.0028	2:51:43.6551
PROGRAM LOADS	265,635	.0001	34.2766
JOURNAL REQUESTS	0	.0000	.0000
TD REQUESTS	7	.0031	.0221
DL/I CALLS	0	.0000	.0000
DL/I WAITS	0	.0000	.0000
SQL CALLS TO DB2	0	.0000	.0000
NON-SQL CALLS TO DB2	0	.0000	.0000
USER DATA BASE CALLS	0	.0000	.0000
DB2 WAIT W/O THREAD	0	* NA *	* NA *
DB2 PLAN OVERFLOW	0	* NA *	* NA *

STORAGE ANALYSIS

DSA NAME	SIZE	IN USE	SOS	STG VIOLS
CDSA	1,024K	1,016K	0	0
ECDSA	8,192K	7,520K	0	0
ERDSA	18,432K	17,916K	0	0
ESDSA	1,024K	140K	0	0
EUDSA	3,072K	1,216K	0	0
RDSA	256K	232K	0	0
SDSA	256K	16K	0	0
UDSA	256K	16K	0	0

HIGHEST PAGING RATE PER SEC	1,273
HIGHEST WORKING SET (PAGE FRAMES)	5,500
HIGHEST OPSYS STORAGE LEVEL	0

Appendix A Form of Reports TSO Response Time OVERALLTSO OESPÖN5E TIME BY BEPOHT OATE AND TIKE:FBI L JAN FROM09JANQ5 — ;.PERIOD — H, 2005 tiMNQSSLS I 1494? FRIttftKJANUARYti,20037« SYSTEM ID PEFJlOOAVERAGE ENDED TRANSACTION COUNT PERCENT EhlCED TRANSACTIONCPU rce ‘JbHVICEEG ^FRWLLL UMTS SEBVICF “WV,?. t-QUICK1 $ee O.SS i2eS50 lOO.OO 112 930.!B3 13903.SS1,466 123550 10O.0O i-2 930,153696,357 90-3,661 ,4&6 CICS Response Time OATE: OJ/31/05 TIME : 00:27;12 Th*Monit,: SYSTEM TOTAL PAGT “orCICS/ESA :¦!!«WESTON 01/10/05 P-in^: ¦I Z>Mt-IS FBOM0V10/ÜS fl ‘¦ 11:37 TO01/10/05 AT23:59 CICS SYSTEM ACTrviTVCPU ANALYSISCPSJ TEWE TOTAL DISPATCH RESPONSE TIME DISTRIBUTION TOTAL AD09ESS SPACE CPU43:28 50E4 SESPDMSETXNS PCTCUM X0 12 3A 5678 . . iCB SO ..SRS 2: (9 2613 2434 0.0-1.0 SEC?04,B19 1.0-5.O 5EC1.04B 2.0-3.0 SEC32& 3.0-4.0 SFC134 4.0-5.0 SEC80 5.0+++ EEC131Sfl.SW9BJ.3J6 .9Ü99.3% ¦ 3% W.S% ,\%m-i%         .OK99. a« .176100.OK SUBTASKS CPU DECTUCONTROL TASKCPU . .O-BCTL THREAD ..THQM3UBTA5K ..OTHEH SUBTASKS 6:2E 6;Sfl =:3b> t oooo coco 43J1 TOTAL TRANSACTIONS EXECUTED APPLICATION TASKS CPU/OISP 34:43 3 228 1:3006.8693TRANSACTIONS EXCUJDEÜ FRQK HIGH TASK ENDED TRANSACTIONS 106,542I/O ACTIVITY COUNT AVSTIME TOTALTIME CICS5T5TEW AVAILABILITYSVSTEM AVAILABILITY1 PERCENTAGE FROM TIMETOTIME5YSTEM OUTAGESTART TIMEEND TIME 11:35;CO31:07:39 29. -r-y.00:00:00 24:00:00 14:27:21DURATION 09:32:33 f’JLL H?OJESTS3 PROGRAM LOADSJOURNAL «EOUF^TCTO BEQUESTS OL/I CALLS DL/J WAITS SOLCALLS TODS2 NON-SOL CALLSTODE2 USERDATABASECALLS DB2 VAIT V/Q THREAD 563,109 ¦ 0C-2S . oc-o; , 00:10 .0031 — r.200 .CfSOO -ooon .COW] .0000 2:51 ;43.6551 34.27S« .oooc         .0331 . C..00 . 0000 -0ÖOO 0000 .ÖC3C — MA -* MA * DB2 PLAN OVERFLOW 0 *HA * STORAGE ANALYSIS HIGHWATER MARK INFORMATION CATEGORY FILE WAIT S3. TIME THAN 10 929B T240USA NAME SIZE CDS!1.024K ECOSAB , 192K E3DSA 1B.432K INUSE 1.01SK I.&EOK 1T.916«1~1 00 L> O 0 CATEGORYPOOL USER24 USEF531 CICS24 CTC531SIZE TRANTD 8KOC 257KT24Ö IK CESN 23K CEMTE5DSA+304*K EUDSA 0.072K RDSA 2S6K SD5A 2S6K UDSA assK 1.216K ?32K 1 «X 1 s^e HIGHEST RASING RATE PER SEC 1,273
HISHEST WORKINGSET (PAGE FRAMES) KIGHE5T DPSYS STORAGE LEVEL 0

EXHIBIT 9
DATA SAFEGUARDS
➢	At the Vendor Service Location(s), Vendor shall maintain restricted access to data center via existing security card access.

➢	At the Vendor Service Location(s), Vendor shall be responsible for all building support, including, power, air conditioning and prevention from water damage.

➢	Vendor shall comply with existing RACF security policies and procedures consistent with the support provided prior to Effective Date.

➢	Vendor shall use access granted by Customer to the Customer Service Locations to perform the Services as set forth in the Agreement (including the Exhibits).

➢	Vendor shall supply storage and security for customer tape, cartridge media and Vendor shall restrict access to such storage to only those Vendor employees or Vendor Agents requiring access.

➢	Vendor shall ensure appropriate disposal of all Confidential Information including printed outputs DASD floppy disks tape and cartridge.

➢	Customer may initiate, with Vendor’s cooperation, ad hoc security review audits to assess security risks to the Customer Data – no more frequent than quarterly.

➢	Vendor shall issue security alerts and warnings to the Customer Contract Manager if Vendor becomes aware of any breach of (1) these data safeguard procedures, or (2) any other security policies and procedures in effect at the Vendor Service Location(s) or Customer Service Locations.

➢	Any and all additional safeguards as may be required in the Business Associate Agreement.

EXHIBIT 10
CHANGE CONTROL PROCEDURES
I. CHANGE REQUESTS
Either Party may request, orally or in writing, a Change to this Agreement. Upon either Party’s receipt of request for Change, the Parties shall work together to prepare a written change request containing the general information set forth below and in Appendix A to this Exhibit regarding the proposed Change (a “Change Request”).
II. ORIGINATING THE CHANGE REQUEST
Using the Change Request Form attached hereto as Appendix A, the Party requesting the Change shall provide a description of the proposed Change(s) and specify the reason for the Change. Vendor shall assign a unique number to the Change Request, and the Parties shall complete the Change Request by including the following information in the Change Request Form:
1.	List the documents and solution components that will need to be updated when the Change in implemented
2.	Estimate the impact of the Change (minimal (8 hrs or less), moderate (9-40 hours) or major (over 40 hours))
3.	Indicate whether a full evaluation of the Change impact is required and, if so, estimating the time needed for evaluation and assigning a resource to perform the evaluation.
The Vendor shall then enter the Change Request into the Change Control Log.
All completed Change Requests shall be forwarded to a Vendor designated evaluator for evaluation. Vendor shall complete its evaluation of each Change Request within 30 days of receipt of a complete Change Request and forward such Change Request, with its recommendations, to the Contract Managers for approval. Vendor shall log the status of the Change Request and keep Customer informed of the status of each Change Request.
III. APPROVAL
Upon receipt of the Change Request and the recommendations of the Vendor evaluator, the Contract Managers shall review the Change Request and shall, within 30 days of receipt of such Change Request, either approve or not approve such Change Request. No Change shall be made to any Services or to this Agreement unless it has been approved by the Customer Contract Managers and the Vendor Contract Manager.
IV. IMPLEMENTATION
Vendor shall manage the implementation of an approved Change Request. Vendor shall track progress of the Change, apprise Customer Contract Managers of the status of the Change Request during implementation (not less than once a week), and make any adjustments in Services as needed.
V. CLOSURE
When Vendor successfully implements a Change Request, Vendor shall update the status of the Change Request in the Change Control Log, archive the Change Request related documentation, notify Customer of the implementation and close the Change Request.
VI. REPORTING
A consolidated report, including status updates with respect to each Change Request, shall be included in a monthly report.

APPENDIX A
Sample Change Request Form
Zavata, Inc.
Change Request Form

Requested
Customer	Request	Phone	Request	Completion
Contact	Number	Number	Date	Date
Change Description:
Reason for Change:
Specific Tasks:

Assigned to:		Rate:

Total Change Order:	Cost: $
Hours:

Change Request Completion Date:		Attachments:

Customer Approval:		Approval Date:
Accordis Holding Corp.
Vendor Approval:		Approval Date:

HMS

EXHIBIT 11
DISASTER RECOVERY TRANSITION PROCEDURES
•	Vendor shall notify the Customer Contract Manager of an existing, pending or potential event that would require Vendor to deploy its DRP and provide the Services by means of the Disaster Recovery Vendor.
•	Customer shall supply a list of Customer Service Locations for which back-up connectivity to the Disaster Recover Vendor would be necessary in the event a disaster is declared. Vendor will arrange for implementation, maintenance and management of the back-up data lines and Customer will be responsible for the installation and ongoing line costs for these back-up data lines, as described in Exhibit I, Section IV.
•	Upon the occurrence of an event requiring Vendor to deploy its DRP and provide the Services by means of the Disaster Recovery Vendor, Vendor shall:
•	notify telecommunication vendors to switch all network lines to the Disaster Recovery Vendor site;

•	notify Iron Mountain to send all backup tapes to the Disaster Recovery Vendor;

•	ensure that all necessary supplies and tapes are sent from the Vendor Service Location(s) to the Disaster Recovery Vendor; and
•	The Disaster Recovery Vendor is:
SUNGARD RECOVERY SERVICES
401 North Broad Street
Suite 600
Philadelphia, PA 19102
Contract Number: 93068100-37050-44932
•	The Iron Mountain facility used by the Vendor is located at 203 Moonachie Road, Moonachie, NJ 07074.

EXHIBIT 12
BUSINESS ASSOCIATE AGREEMENT
     [Attached separately]